Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3 No. 333-186111) of Franklin BSP Realty Trust, Inc.,
2.Registration Statement (Form S-3 No. 333-283092) of Franklin BSP Realty Trust, Inc., and
3.Registration Statement (Form S-8 No. 333-261041) pertaining to the Franklin BSP Realty Trust, Inc. 2021 Equity Incentive Plan;

of our report dated March 16, 2023 except for Note 16, as to which the date is February 26, 2025, with respect to the consolidated financial statements of Franklin BSP Realty Trust, Inc., included in this Annual Report (Form 10-K) of Franklin BSP Realty Trust, Inc., for the year ended December 31, 2024.

/s/ Ernst & Young LLP

New York, New York
February 26, 2025